Exhibit 4.13
Twelfth Amendment to
Alion Science and Technology Corporation
Employee Ownership, Savings and Investment Plan
     WHEREAS, Alion Science and Technology Corporation maintains an Employee Ownership, Savings and Investment Plan (the “Plan”) for the benefit of its Employees and Employees of other Adopting Employers, which Plan was last amended and restated as of December 19, 2001; and
     WHEREAS, the Board of Directors of the Company, pursuant to Section 15.1 of the Plan, has delegated authority to amend the Plan to the undersigned officer, provided he determines that the amendment would not materially increase costs of the Plan to the Company or any Adopting Employer; and
     WHEREAS, the undersigned officer has determined that this Twelfth Amendment would not materially increase costs of the Plan to the Company or any Adopting Employer;
     NOW, THEREFORE, pursuant to the powers of amendment reserved under Section 15.1 of the Plan, the Plan is hereby amended by the Company, effective February 10, 2006, unless otherwise provided, by the addition of Supplement No. 2, attached hereto, at the end of the Plan.
     FURTHER RESOLVED, that Exhibit A of the Plan – Adopting Employers and Special Plan Provisions for Certain Adopting Employers shall be amended by the addition of Washington Consulting, Inc., a wholly-owned subsidiary of the Company, effective as of February 25, 2006.
     IN WITNESS WHEREOF, Alion Science and Technology Corporation has caused this Twelfth Amendment to the Plan to be executed on its behalf by the Chief Executive Officer as of the ___3___ day of ___April___, 2006.

Alion Science and Technology Corporation
By:	/s/ Bahman Atefi
Its: Chief Executive Officer

Supplement No. 2
BMH Associates, Inc. Profit Sharing 401(k) Plan
     1.1 Purpose. The purpose of this Supplement No. 2 is to set forth provisions applicable to individuals (“Former BMH Participants”) who were previously participants in the BMH Associates, Inc. Profit Sharing 401(k) Plan (“BMH Plan”) immediately before the acquisition of BMH Associates, Inc. by the Company and who became participants in the Plan on February 11, 2006 as provided in Section 1.4. Except to the extent expressly modified by this Supplement No. 2, the provisions of the Plan shall apply to the participation of such Former BMH Participants as of the date assets are transferred from the BMH Plan to this Plan.
     1.2 Former BMH Participants. A Participant shall include any former employee whose account under the BMH Plan was transferred to the Plan.
     1.3 Employment Commencement Date. In no event shall a Former BMH Participant’s Employment Commencement Date be before February 11, 2006.
     1.4 Participation. A Former BMH Participant who is an Eligible Employee on February 11, 2006 shall become a Participant in the Plan as of such date. Such a Former BMH Participant shall become eligible to contribute to the Plan as of the first day of the first payroll period beginning on or after February 11, 2006. For purposes of determining eligibility for Matching Contribution and any Profit Sharing Contribution, a Former BMH Participant’s Period of Service shall include his or her service with BMH as of February 10, 2006. For purposes of determining the amount of any Matching Contribution and any Profit Sharing Contribution for the Plan Year ending September 30, 2006, a Former BMH Participant’s Compensation shall only include amounts paid by the Company after the later of February 10, 2006 or the date on which such person satisfies the eligibility requirements for such contribution.
     1.5 Mapping of Investments. Except as provided in Section 5.1(j) of the Plan, a Former BMH Participant’s account under the BMH Plan which is transferred to this Plan shall be invested in the Non ESOP Component Funds that the ESOP Committee, or its delegate, determines most closely resemble the investment funds under the BMH Plan in which such account was invested immediately before the transfer.
     1.6 Diversification. For purposes of Plan Section 5.2, a Former BMH Participant’s Period of Participation shall not include the period of time during which he or she participated in the BMH Plan. For purposes of Plan Section 5.2, a Former BMH Participant’s “years of employment” shall not include his or her employment with BMH Associates, Inc.
     1.7 Vesting. A Former BMH Participant who is an Employee on February 11, 2006 shall be fully vested in his or her Profit Sharing Contributions under the Plan.
     1.8 In-Service Withdrawals. Subject to Plan Sections 8.1(a)(2) and 8.3, a Former BMH Participant may withdraw from the Non ESOP Component any portion or all of his or her account under the BMH Plan which is transferred to this Plan on or after attainment of age fifty-nine and one-half (59 1/2). In addition, a Former BMH Participant may withdraw all or a portion of his or her (1) BMH Pre-Tax Contributions Account (excluding earnings), (2) BMH Profit

Sharing Account, and (3) BMH Rollover Account, in the event of a hardship in accordance with the terms and conditions prescribed in Sections 8.1(b) and 8.3.
     1.9 Merger of BMH Plan. Effective as of February 10, 2006, all accrued benefits under the BMH Plan shall become accrued benefits under this Plan.

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